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                                                                   EXHIBIT 10.21

           FINANCIAL AND MANAGEMENT CONSULTING SERVICES AGREEMENT

         WHEREAS, ShowBiz Pizza Times Inc., a Kansas corporation ("ShowBiz") desires to retain The Hallwood Group Incorporated, a Delaware corporation ("Hallwood"), to provide certain financial and managerial consultation services to ShowBiz; and

         WHEREAS, Hallwood has agreed to provide a variety of financial and managerial consultation to ShowBiz in consideration for the payment by ShowBiz to Hallwood of $125,000 per annum, and ShowBiz and Hallwood hove agreed to the following terms and conditions related to provision of such services by Hallwood; and

         WHEREAS, certain officers of Hallwood, Messrs. Anthony J. Gumbiner and Brian M. Troup, have waived fees to which they might otherwise be entitled as Directors of ShowBiz.

         NOW, THEREFORE, ShowBiz and Hallwood hereby agree as follows:

         1. Term. This Agreement shall become effective upon the distribution by Integra - A Hotel and Restaurant Company ("Integra") to its shareholders of substantially all the Common Stock of ShowBiz owned by Integra, and shall remain in full force and effect for an indefinite term until such time as the Board of Directors of either ShowBiz or Hallwood shall, in the sole discretion of either, serve notice of its intent to terminate this Agreement. Such termination shall be effective 30 days from the date of receipt of such notice pursuant to the provisions hereof.

         2. Nature of Services. Hallwood shall, on a nonexclusive basis, Provide financial and managerial consulting services in areas including, but not limited to, corporate finance and acquisition analysis. Such services will be provided by Hallwood on an "as requested" basis only. ShowBiz and Hallwood agree that Hallwood shall have no right or obligation to provide any services other than as specifically requested by ShowBiz. Such services to be rendered by Hallwood shall be beyond the scope of services rendered by members of the Board of Directors of Hallwood serving as directors of ShowBiz. Hallwood also agrees to permit Messrs. Gumbiner and Troup to be reasonably available for consultation with ShowBiz and its officers upon reasonable request and prior notice from ShowBiz.

         3. Payment of ShowBiz. In consideration for the retention of Hallwood and the provision of such services by Hallwood, ShowBiz agrees to pay Hallwood the aggregate sum of $125,000 per annum, payable in quarterly installments of $31,250, each





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         January 1, April 1, July 1 and October 1 during the term of Agreement.
         Should this Agreement be terminated prior to end of any quarter during the term hereof, the most quarterly installment paid to Hallwood shall be deemed to been fully earned and not refundable to ShowBiz. Amounts to Hallwood by ShowBiz as a fee in connection with the securities by ShowBiz which are not allocated and paid to parties or which do not constitute a for reimbursement expenses incurred by Hallwood in such an offering shall credited against payments due from ShowBiz to Hallwood hereunder.

         4. Notice. Any and all notices required hereunder shall be provided to either ShowBiz or Hallwood at the current registered address of the headquarters of such corporation and shall be effective upon mailing of such notice with the United States Postal Service, Certified Mail Return Receipt Requested.

         5. Full and Complete Agreement. This Agreement represents the full and complete agreement of the parties hereto. Any amendments, extensions, or modifications to this Agreement or any representations or covenants not contained herein shall be of no force or affect unless the same shall be memorialized in a fully executed amendment to this Agreement.


EXECUTED as of the 1st day of December, 1988.


                                        SHOWBIZ PIZZA TIME, INC.

                                        /s/ RICHARD M. FRANK
                                        -----------------------------------
                                        Richard M. Frank
                                        Chairman and Chief Executive Officer


                                        THE HALLWOOD GROUP INCORPORATED

                                        /s/ ROBERT M. DAVIES
                                        -----------------------------------




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